EX-10-2
BANCO POPULAR


May 12, 1997




Mr. E. Merle Randolph
Vice President
Wallace International de PR, Inc.
175 McClellan Highway
East Boston, Massachusetts 02128

Dear Mr. Randolph:

Pursuant to your letter dated May 19, 1997, we have effected the following amendment to our Amended and Restated Line of Credit Agreement dated October 15, 1996.

Page 23

Section 8(e)

From : "secure, issue, assure or incur in any indebtedness for borrowed money on behalf of or to guaranty the obligations of any other Person; except that Borrower may advance funds as loans to its parent company Wallace International Silversmiths, Inc., and its ultimate parent Syratech Corporation in a sum not to exceed TEN MILLION DOLLARS ($10,000,000) in the aggregate;"

To   :    "secure, issue, assure or incur in any indebtedness for borrowed money on behalf of or to guaranty the obligations of any other Person, other than the guarantee's of the 11% Senior Notes or the Loan and Security Agreement each dated April 16, 1997 executed in connection with the Thomas H. Lee Company transaction.

Wallace International de PR, Inc.
Page - 2 -



Page 24

Section 8(k)

From        :           "permit their stockholders to pledge, assign or encumber
                        their stock;"

To          :           "permit their stockholders to pledge, assign or encumber
                        their stock except in accordance with the terms of the Loan and Security Agreement dated April 16, 1997 executed in connection with the Thomas H. Lee Company transaction."


All other terms and conditions depicted in our Amended and Restated Line of Credit Agreement and commitment Letter remain unchanged.

As per your request, we also enclose copy of our commitment letter executed on May 1, 1997.


Cordially,



Janice A. Vazquez
Credit Officer
Corporate Banking Division


c. Ana E. Rivera, Esq.